EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:                 Daniel Francisco
Micron Technology, Inc.
208-368-5584
dfrancisco@micron.com

MICRON TECHNOLOGY ANNOUNCES UPDATE

BOISE, Idaho, Feb. 3, 2012 – Micron Technology, Inc. (NASDAQ: MU), announced earlier today that the company is deeply saddened by the death of Chairman and CEO Steve Appleton in a small plane accident in Boise. Mr. Appleton was 51.

“Steve was a true friend who will be dearly missed by all of us,” said Mark Durcan, Micron President and Chief Operating Officer. “Our thoughts and prayers are with his family and our team members as we all grieve this tragic loss.”

Pursuant to the Company’s bylaws, Mr. Durcan, in his role as president of the company will assume the responsibilities of CEO until a successor is appointed by the Board of Directors.  The Board of Directors will convene a meeting over the weekend.

Micron Technology, Inc., is one of the world's leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets a full range of DRAM, NAND and NOR flash memory, as well as other innovative memory technologies, packaging solutions and semiconductor systems for use in leading-edge computing, consumer, networking, embedded and mobile products. Micron’s common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

# # #

Micron and the Micron orbit logo are trademarks of Micron Technology, Inc. All other trademarks are the property of their respective owners.